
                                                                            ----------------------------
                                                                                     OMB APPROVAL
FORM 5                                                                      ----------------------------
                                                                             OMB Number:      3235-0362
[ ] Check box if no longer subject to                                        Expires: December 31, 2001
    Section 16. Form 4 or Form 5 obligations                                 Estimated average burden
    may continue. See Instruction 1(b).                                      hours per response.....1.0

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported


                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549

                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------- -----------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol


         Astrom,            Hakan                                                 Pharmacia Corporation PHA
--------------------------------------------------------------------- -----------------------------------------------------
         (Last)            (First)                   (Middle)          3.  I.R.S. Identification     4.  Statement for
                                                                           Number of Reporting           Month/Year
                                                                           Person, if an entity
                       100 Route 206 North                                (Voluntary)                   December 31, 2001
---------------------------------------------------------------------                                ----------------------
                           (Street)                                                                  5.  If Amendment,
                                                                                                         Date of Original
Peapack                     NJ                   07977                               (Month/Year)
---------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)


-------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

             Director                        10% Owner
    --------                         -------
       X     Officer (give                   Other (specify
    -------- title below)            -------       below)

Senior Vice President

-------------------------------------------------------------
7.  Individual or Joint/Group Reporting
         (check applicable Line)

   X  Form filed by One Reporting Person
  __
      Form filed by More than One Reporting Person
  __
-------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Instr. 3)                                     action         action             or Disposed of (D)
                                                    Date           Code               (Instr. 3, 4 and 5)
                                                                   (Instr. 8)
                                                    (Month/                          -----------------------------------
                                                       Day/                          Amount      (A) or        Price
                                                      Year)                                      (D)
------------------------------------------------------------------------------------------------------------------------
Common
------------------------------------------------------------------------------------------------------------------------
Common
------------------------------------------------------------------------------------------------------------------------
SDR 1-for-1
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form: Direct (D)                  Indirect
    Beneficially                    or Indirect (I)                   Beneficial
    Owned at                        (Instr. 4)                        Ownership
    end of Issuer's                                                   (Instr. 4)
    Fiscal Year
    (Instr. 3 and 4)
----------------------------------------------------------------------------------
             11,412                       D
                 (1)
----------------------------------------------------------------------------------
              1,245                       I                       Savings Plans
                 (2)
----------------------------------------------------------------------------------
              1,869                       I                       By Spouse
----------------------------------------------------------------------------------


*If the form is filed by more than one reporting person, see
Instruction 4(b)(v).


                                                                         (Over)
                                                                SEC 2270 (3-99)

                                          Astrom, Hakan -- December 2001

           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security (Instr. 3)       sion or       action      tion Code       Derivative             and Expiration Date
                             Exercise      Date        (Instr. 8)      Securities             (Month/Day/Year)
                             Price of                                  Acquired (A)
                             Derivative    (Month/                     or Disposed of
                             Security        Day/                      (D)
                                            Year)                      (Instr. 3, 4, and 5)
                                                                       -------------------------------------------
                                                                        (A)       (D)         Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $49.10      04/02/2001      A           47,964                (3)      04/02/2011
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $49.10      04/08/2001      A            2,036                (4)      04/02/2011
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $51.59                                                        (3)      06/01/2010
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $54.28                                                        (5)      01/22/2006
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $41.23                                                        (5)      02/14/2010
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $45.90                                                        (5)      02/16/2009
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $45.80                                                        (5)      01/22/2006
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $33.64                                                        (5)      02/24/2008
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $32.04                                                        (5)      02/22/2007
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $31.78                                                        (5)      01/22/2006
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
7. Title and Amount of    8. Price of        9. Number of        10. Ownership       11. Nature
   Underlying Securities     Derivative         Derivative           of Derivative       of Indirect
   (Instr. 3 and 4)          Security           Securities           Security:           Beneficial
                             (Instr. 5)         Beneficially         Direct (D)          Ownership
                                                Owned at             or Indirect         (Instr. 4)
                                                End of               (I)
                                                Year                 (Instr. 4)
                                                (Instr. 4)
-----------------------
   Title      Amount or
              Number of
              Shares
-----------------------------------------------------------------------------------------------------
Common          47,964                                                   D
-----------------------------------------------------------------------------------------------------
Common           2,036                             50,000                D
-----------------------------------------------------------------------------------------------------
Common          63,000                             63,000                D
-----------------------------------------------------------------------------------------------------
Common           5,356                              5,356                D
-----------------------------------------------------------------------------------------------------
Common          59,500                             59,500                D
-----------------------------------------------------------------------------------------------------
Common          59,500                             59,500                D
-----------------------------------------------------------------------------------------------------
Common           2,890                              2,890                D
-----------------------------------------------------------------------------------------------------
Common         148,750                            148,750                D
-----------------------------------------------------------------------------------------------------
Common          29,750                             29,750                D
-----------------------------------------------------------------------------------------------------
Common          16,434                             16,434                D
-----------------------------------------------------------------------------------------------------

Explanation of Responses:

See attached statement

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                            Don W. Schmitz                       2/14/2002
                     -------------------------------------    -----------------
                     ** Signature of Reporting Person               Date
                     Don W. Schmitz, attorney-in-fact for
                     Hakan Astrom

                                                                         Page 2
                                                                SEC 2270 (3-99)

                               Pharmacia Corporation PHA

                                                         Form 5 - December 2001
Astrom, Hakan
100 Route 206 North
Peapack, NJ 07977
--------------------------------------------------------------------------------
Explanation of responses:

(1) Includes 2195 shares held in a Deferred Compensation Plan, including 91 deferred dividends equivalents on such shares.

(2) Includes 563 shares acquired in the Pharmacia & Upjohn Savings Plan and Pharmacia Savings Plus since last reported to the SEC.

(3) Option becomes exercisable for one-third of the shares on the first, second and third anniversary of the grant date.

(4) Option exercisable on 4/02/2004

(5) Option is currently exercisable.